Exhibit 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”) is hereby entered into as of August 11, 2021, by and between Frank Karbe, an individual (the “Employee”), and Myovant Sciences, Inc. (the “Company”), on behalf of itself, and its direct and indirect parents, subsidiaries and affiliated entities (collectively, the “Company Group”).
1.Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth (8th) calendar day after it has been executed by both of the parties (the “Effective Date”), unless the Specified Sections (as defined in Section 11(c), below) have been timely and properly revoked as provided in Section 11(c) before the Effective Date.
2.Cessation of Employment and Termination of Employment Agreement.
(a)The Employee has been employed by the Company as its President and Chief Financial Officer on an at-will basis pursuant to the Amended and Restated Employment Agreement, entered into as of November 7, 2018, by and between the Company and the Employee (the “Employment Agreement”). Employee and the Company also entered into a Letter Agreement dated February 8, 2021, relating to certain potential retention award benefits. Effective as of August 12, 2021, the Employee will cease serving as President and Chief Financial Officer of the Company, and is hereby resigning from all of his positions as an officer or director of any member of the Company Group, including, without limitation, the Employee’s position as an executive officer of Myovant Sciences Ltd. (“Myovant”). During the period from August 12, 2021 through August 20, 2021 (the “Separation Date”), the Employee shall serve as a non-officer employee of the Company and will assist with transition matters at the Chief Executive Officer’s request and address any business matters through the Chief Executive Officer. Thereafter, in partial exchange for the benefits set forth below, the Employee shall provide up to 20 hours of transition assistance to the incoming Chief Financial Officer. Effective as of the close of business on the Separation Date, the Employee’s employment with the Company will cease, and the Employee will have no further employment or service duties with any member of the Company Group, including in any position or capacity as an officer, director or other service provider of any member of the Company Group or as a fiduciary of any benefit plan of any member of the Company Group. The Employee shall not represent himself after the Separation Date as being an employee, officer, director, agent, or representative of any member of the Company Group for any purpose.
(b)By executing this Agreement, the parties hereto agree that the Employment Agreement shall be terminated effective as of the Separation Date, and the Employee’s rights to receive any payments or benefits under the Employment Agreement shall be terminated effective as of the Separation Date, except as expressly set forth in this Agreement. Notwithstanding anything to the contrary herein, (i) the Employee’s obligations to abide by (A) the Company’s Employee Non-Disclosure and Invention Assignment Agreement, as contemplated by Section 4 of the Employment Agreement, including in relation to the other members of the Company Group, and (B) the provisions of the Company’s employee handbook and/or any other Company Group policies or agreements relating to confidential or proprietary information and intellectual property applicable to the Employee and (ii) Section 5.7 of the Employment Agreement (Section 280G) (collectively, the “Surviving Provisions”) shall survive the termination of the Employment Agreement and shall remain in effect after the Separation Date, and such Surviving Provisions are hereby incorporated herein by reference.
3.Continuation of Benefits after the Separation Date. The Employee’s coverage under the Company’s health care benefits plans shall end on the Separation Date, but the Employee shall have the right to continue his group health benefits coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Separation Date, the Employee will no longer be eligible for, receive, accrue, vest in or participate in any benefits or benefit plans provided by the Company, including, without limitation, the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall
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waive the Employee’s right to any vested amounts or benefits pursuant to the terms of any applicable compensation or benefit plan of the Company, which amounts shall be handled as provided in the applicable plan documents.
4.Final Salary and Separation Benefits.
(a)The Company will timely pay the Employee the unpaid portion of his annual salary earned through the Separation Date, less standard deductions and withholdings (the “Final Salary”), by electronic funds transfer or by sending a check to the Employee at his residence on file with the Company by overnight mail on that date.
5.Separation Benefits in Exchange for Release and Compliance with Continuing Obligations. In return for the Employee’s promises in this Agreement, including the release and post-termination covenants set forth below in this Agreement, and the Employee’s continued compliance with (x) the Employee’s obligations pursuant to the Surviving Provisions and (y) Employee’s obligations pursuant to Sections 2(a), 15, 17, 18 and 19 of this Agreement (clauses (x) and (y), collectively, the “Continuing Obligations”), the Company will provide the Employee with the following payments, net of any applicable deductions or withholdings (collectively, the “Separation Benefits”):
(a)The aggregate amount of $540,000 cash, less standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid in a single, lump-sum payment on the 60th day after the Separation Date, as long as this Agreement has become effective (such date, the “Payment Date”).
(b)The aggregate amount of $270,000 in cash, less standard payroll deductions and withholdings (the “2021 Bonus Payment”). The 2021 Bonus Payment, which represents a full-year bonus at 100% of target, will be paid in a single, lump-sum payment on the Payment Date.
(c)The aggregate amount of $878,500 in cash, less standard payroll deductions and withholdings (the “2021 Retention Payment”). The 2021 Retention Payment, which represents the Employee’s retention bonus at 100% of target under the letter agreement dated February 8, 2021, will be paid in a single, lump-sum payment on the Payment Date.
(d)If the Employee is eligible for and timely elects group health plan continuation coverage under COBRA, the Company shall pay the total amount of the premiums for coverage under COBRA of the Employee and his eligible dependents (provided that such dependents continue to be eligible for such coverage) for twelve (12) months following the Separation Date, payable directly to the Company’s COBRA insurance coverage provider on behalf of the Employee and commencing when the first premium is due after the Separation Date; provided, however, that if the Employee (x) ceases to be eligible for COBRA, (y) does not pay the applicable monthly COBRA premium, or (y) becomes eligible to enroll in the group health insurance plan of another employer, the Employee will immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits hereunder shall immediately cease. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of reimbursing the Employee’s COBRA premiums, the Company will pay the Employee on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding. This payment may be, but need not be, used by the Employee to pay for COBRA premiums.
(e)As of the Separation Date, 25% of any unvested portion of each equity incentive awards with respect to common shares of Myovant (“Common Stock”) granted under the Myovant 2016 Equity Incentive Plan (as amended and restated, the “Equity Plan”) (including, for the avoidance of doubt, any stock options, restricted shares and restricted stock units (regardless of vesting method) with respect to Common Stock) that are then-unvested and outstanding as of the Separation Date shall become vested and, if applicable, exercisable, and shall thereafter remain subject to the terms and conditions set forth in the Equity Plan and the applicable award agreement (including with respect to settlement or exercise thereof, as applicable), except to the extent modified by this Agreement. The remaining unvested portions of such awards will be immediately cancelled.
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(f)Any stock options that are vested and exercisable (or will become vested and exercisable on the Separation Date pursuant to Section 5(e)) will, subject to this Agreement, remain exercisable until the earlier of (i) the six (6) month anniversary of the Separation Date, (ii) the original expiration date of such options, (iii) the tenth anniversary of the grant date of such options and (iv) unless otherwise determined by the Board of Directors of the Company in its discretion, the date of the occurrence of a Change in Control (as defined in the Equity Plan), on which date such stock options automatically will expire and be cancelled without consideration therefore to the extent then unexercised.
6.Acknowledgement of Total Compensation and Indebtedness. The Employee acknowledges and agrees that payment of the Final Wages and the Separation Benefits pursuant to this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Employee claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company through the Separation Date or the cessation of the Employee’s employment on the Separation Date, including, without limiting the generality of the foregoing, any compensation described in (a) the Employment Agreement (including under Section 5 thereof), (b) any retention bonuses or other awards authorized by the Company’s Board of Directors or the Compensation Committee thereof, whether in the form of cash, restricted stock units or other equity incentive awards or (c) any other bonus or cash or equity incentive compensation plan, program, agreement or arrangement (collectively, “Compensation Arrangements”).
7.Tax Consequences. The Employee acknowledges that the Company has not made any representations to the Employee about, and that the Employee has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(a)To the fullest extent applicable, the Separation Benefits and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code (“Section 409A”), in accordance with one or more of the exemptions available under the Treasury Regulations under Section 409A, including, without limitation, the short-term deferral exception in Treasury Regulations Section 1.409A-1(b)(4) and the separation pay exception in Treasury Regulations Section 1.409A-1(b)(9)(iii). To the extent that any amount payable or benefit provided under this Agreement is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such Treasury Regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. To the extent required by Section 409A of the Code, any payments to Employee will only be made upon the Employee’s “separation from service” (as defined under Section 409A). This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion. The Employee’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code.
(b)Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Employee is a Section 409A Specified Employee (as defined below) on the Employee’s Separation Date and the Company reasonably determines that any portion of the Separation Benefits and other payments or benefits payable under this Agreement constitutes nonqualified deferred compensation that will subject the Employee to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such benefit if paid at the time specified in this Agreement, then the payment of such portion shall be postponed to the first business day of the seventh month following Employee’s separation from service or, if earlier, the date of the Employee’s death (the “Delayed Payment Date”). Payment of the withheld and accumulated payments (with interest as calculated below) will be treated as made on the Delayed Payment Date if the payment is made on such date or on a later date within the same calendar year as the Delayed Payment Date, or, if later, by the 15th day of the third month following the Delayed Payment Date, provided that the Employee may not, directly or indirectly, designate the year of payment. The Company and
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the Employee may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that Section 8(b) of this Agreement requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then in effect as of the date the payment would otherwise have been made.
(c)For purposes of this Agreement, a “Section 409A Specified Employee” means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.
(d)The Company makes no guarantee as to any tax treatment relating to this Agreement and neither the Company, its employees, officers, directors, or attorneys shall have any liability to the Employee on account of any adverse tax or related consequences including, without limiting the generality of the foregoing, adverse consequences under Section 409A. The Employee represents that he has or will consult with his own tax advisors as to any such tax consequences.
(e)To the extent necessary to comply with Section 409A of the Code, if the period during which the Employee has discretion to execute or revoke this Agreement straddles two taxable years of the Employee, then the Company shall pay the Separation Benefits (other than, for the avoidance of doubt, the Final Wages) starting in the second of such taxable years, regardless of in which taxable year the Employee actually delivers the executed Agreement to the Company.
(f)To the extent necessary to avoid adverse tax consequences under Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following:
(i)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(ii)any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
8.Release by Employee.
(a)Except as otherwise expressly provided in this Agreement, the Employee, for himself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company, Sumitomo Dainippon Pharma, Co., Ltd. and Sumitovant and each of their respective parents, affiliates, subsidiaries, predecessors, successors and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, successors and assigns (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Employee or any of the Employee’s Affiliates has or may have or may claim to have against the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, remuneration, or separation of the Employee by any of the Releasees, the Employee’s tenure as an employee of the Company, the Employment Agreement and any Compensation Arrangements or any other agreement or compensation or benefit arrangement between the Employee and the Company and the provisions of Section 6 of this Agreement, in each case to the maximum extent permitted by law. In addition, the Employee specifically and expressly, fully and without limitation releases and forever discharges the Releasees with respect to any Claims arising out of or based on: the Dodd-Frank Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the
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Americans With Disabilities Act; ERISA; any provision of the laws of California governing wages and hours; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful separation; state or federal wage and hour laws; and any other state or federal law, rule or regulation dealing with the employment relationship.
(b)Notwithstanding the release of claims language set forth in this Section 8, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.
(c)Nothing contained in this Section 8 or any other provision of this Agreement shall release or waive any right that the Employee has to either (i) indemnification by the Company with respect to which the Employee may be eligible as provided in California Labor Code section 2802, any indemnification agreement signed by the Employee and the Company, or any other applicable source, (ii) coverage under any D&O insurance policy applicable to the Employee, or (iii) any claims for breach of this Agreement.
9.Waiver of Civil Code Section 1542.
(a)The Employee understands and agrees that the release provided herein extends to all Claims released above, whether known or unknown, suspected or unsuspected. The Employee expressly waives and relinquishes any and all rights he may have under any law designed to prevent the waiver of unknown claims, such as California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
(b)It is the intention of the Employee through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.
10.Release of Federal Age Discrimination Claims by the Employee. The Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended (“ADEA”), which he might otherwise have had against the Company or any of the other Releasees regarding any actions which occurred prior to the Effective Date.
11.Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, the Employee hereby is advised of and acknowledges the following:
(a)The Employee has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;
(b)The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney; and
(c)The Employee has seven (7) calendar days after signing this Agreement to revoke Sections 8, 9, and 10 of this Agreement (collectively, the “Specified Sections”), which must be revoked in their entirety and as a group, and the Specified Sections of this Agreement (as a group) will not be effective until that
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revocation period has expired without exercise. The Employee agrees that in order to exercise his right to revoke the Specified Sections of this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Chief Legal Officer, Matthew Lang, by email sent to [_______] before the close of business on the seventh (7th) calendar day after he signs this Agreement. Notwithstanding anything to the contrary in this Agreement, if the Employee timely revokes the Specified Sections of this Agreement, the Employee will not receive or be entitled to any portion of the Separation Benefits or other payments or benefits under this Agreement.
12.Release Reaffirmation. As a condition to receiving the Separation Benefits, the Employee agrees to re-affirm the releases set forth in the Specified Sections on the Separation Date by executing and returning to the Company Exhibit A hereto, to cover any claims arising after the Effective Date and prior to the Separation Date (the “Release Reaffirmation”). The Employee acknowledges that the Employee may revoke the Release Reaffirmation within the 21-day period commencing on the date the Employee delivers the Release Reaffirmation to the Company. For the avoidance of doubt, any revocation of the Release Reaffirmation will revoke only the Release Reaffirmation made pursuant to this Section 12 with respect to Claims arising after the Effective Date and on or prior to the Separation Date, and will not revoke the Employee’s original execution of this Agreement and the release included in the Specified Sections. If the Employee revokes Release Reaffirmation, the terms of this Agreement and the Employee’s right to receive the Separation Benefits will be null and void and such payments will be forfeited in their entirety.
13.Confidentiality of Agreement. After the execution of this Agreement by the Employee, neither the Employee, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by the Employee to his attorney, tax advisors and/or his spouse, or as may be required by law. The Company agrees that it will not disclose the terms of or amount paid under this Agreement to any individual or entity who does not have a legitimate business need to know; provided, however, that the foregoing shall not prevent such disclosures as may be required by law.
14.No Filings. The Employee warrants that as of the date of execution of this Agreement, he has not commenced, filed, participated in, offered testimony, or assisted any investigation, hearing, or proceeding (including any whistleblower proceeding) before any federal, state, or local government agency relating to the Company. The Employee further warrants that he has disclosed, or will disclose prior to the execution of this Agreement, any and all known or suspected violations of law. Such disclosure must include how he has firsthand knowledge of the known or suspected violation. If the Employee previously reported such known or suspected violation, such disclosure must also include who the violation was previously reported to and how such violation has not been cured. The Employee also agrees that, to the maximum extent allowed by law, he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company or the other Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding. This Section 14 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 10 of this Agreement.
15.Confidential and Proprietary Information.
(a)The Employee acknowledges that during the course of or related to his employment with the Company he was provided access to certain confidential and/or proprietary information regarding the Company Group and its business that is not generally known outside of the Company Group and that would not otherwise have been provided to him (collectively, “Confidential and Proprietary Information”). Confidential and Proprietary Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): legal strategies and advice; trade secrets; inventions; processes; formulae; programs; technical data; financial information; research and product development; marketing and advertising plans and strategies; customer identities, lists, and confidential information about customers and their buying habits; confidential information about prospects, suppliers, distributors, vendors, and key employees; personal information relating to the Company Group’s employees; mailing and email lists; and any other confidential, proprietary and or attorney-client privileged information relating to the Company Group or its business. The Employee agrees that the Confidential and Proprietary Information is the sole property of the Company Group.
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The Employee further agrees that he will not disclose to any person or use any such Confidential and Proprietary Information without the written consent of the Company’s Chief Legal Officer. If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Confidential and Proprietary Information, or if he is contacted by any third person requesting such information, he will notify the Company’s General Counsel as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof.
(b)Effective as of the Separation Date, the Employee represents and warrants that he has returned all files, customer lists, financial information, mobile devices, computers (and related passwords), and other property of the Company Group that were in his possession or control without retaining either electronically stored or physical copies thereof.
(c)Notwithstanding the confidentiality obligations set forth in this Section 15 or elsewhere in this Agreement, the Employee understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee further understands that if a court of law or arbitrator determines that he misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 15(c), then the Company may be entitled to an award of exemplary damages and attorneys' fees against him.
(d)Notwithstanding anything to the contrary herein, the Employee has the right under federal law to certain protections for cooperating with or reporting legal violations to the U.S. Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Employee from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and the Employee may do so without notifying the Company. The Company may not retaliate against the Employee for any of these activities, and nothing in this Agreement or otherwise requires the Employee to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity. However, once this Agreement becomes effective, the Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Employee filed or is filed on the Employee’s behalf.
16.Remedies. The Employee acknowledges that any misappropriation or misuse of trade secrets or unauthorized disclosure of Confidential and Proprietary Information, and any violation of the Continuing Obligations will result in irreparable harm to the Company, and therefore, the Company shall, in addition to any other remedies, be entitled to immediate injunctive relief. In the event of a breach of any provision of this Agreement by the Employee, including any of the Continuing Obligations, the Company shall, without excluding other remedies available to them, be entitled to an award in an amount equal to the Separation Benefits paid to him as of the date of such breach, and the Company shall be excused from making any Separation Benefits that have not yet been paid or provided.
17.Cooperation Clause. Following the Separation Date, the Employee agrees to cooperate with the Company’s and its counsel’s reasonable requests for information or assistance, including related to any Company internal investigation or review of compliance, legal or any other issues, response to any lawfully served civil or criminal subpoenas, and defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Employee was engaged in employment with the Company. The Company agrees that when possible, Employee’s cooperation under this Section 17 shall be subject to reasonable accommodations that will avoid or minimize disruption of Employee’s personal and professional obligations. When possible, Company will provide seven (7) days advanced written notice of any action under this Section 17 which requires Employee’s participation. The Company agrees to reimburse Employee for any reasonable expenses incurred by Employee in
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connection with such cooperation pursuant to this Section 17 as long as the parties have discussed and agreed upon the expense before it is incurred.
18.Non-disparagement; Reference Checks. The Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company, its affiliates, including Sumitomo Dainippon Pharma, Co., Ltd. and Sumitovant and each of their respective parents, affiliates, subsidiaries, predecessors and successors and any of its directors, officers or employees and/or the products and services they provide to any third party. The Employee shall direct all prospective employers desiring a reference check to the Company’s Senior Vice President, Human Resources, who will only provide the Employee’s dates of employment, last position held and refer prospective employers to the public filings regarding Employee’s departure.
19.Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any gross amounts paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company Group which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the applicable member of the Company Group pursuant to any such law, government regulation or stock exchange listing requirement).
20.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.
21.Arbitration. The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Orange County, California, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 21 shall not restrict actions for equitable relief by the Company for any violation by the Employee of the Continuing Obligations.
22.Dispute-Related Attorneys’ Fees. Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.
23.Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.
24.Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.
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25.Entire Agreement. This Agreement represents the sole and entire agreement among the parties, and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein, including the Employment Agreement and the Compensation Arrangements; provided, however, that the Surviving Provisions shall survive this Agreement and remain fully enforceable by the parties. Notwithstanding any language to the contrary herein, in the event of a conflict in terms of this Agreement and any other Company documents, including, but not limited, to any plan documents, the terms of this Agreement will prevail.
26.Interpretation. This Agreement has been reviewed by the parties and by their respective attorneys. The parties have had a full opportunity to negotiate the contents hereof. The parties to this Agreement expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.
27.Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.
28.Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.
29.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
30.Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Employee’s rights under this Agreement are not assignable, except to his estate.
31.Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by email; or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:
If to the Employee:    Frank Karbe
[_______]
[_______]
If to the Company:    Myovant Sciences, Inc.
Attn: Chief Legal Officer
2000 Sierra Point Parkway, 9th Floor
Brisbane California 94055
Email: [_____]
Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by email during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by email at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and
9.

other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.
EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY; AND THE EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
10.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Employee”	/s/ Frank Karbe
Frank Karbe

“Company”	MYOVANT SCIENCES, INC.

	By:	/s/ David Marek
David Marek
Chief Executive Officer

11.

Exhibit A

(To be executed and returned to the Company on the Separation Date)

The releases and representations contained in the Specified Sections are ratified and confirmed with respect to any claims, acts or omissions through the date listed below.

ACCEPTED AND AGREED:
Frank Karbe
Date: